                                                                               .
                                                                               .
                                                                               .
EXHIBIT II


                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE


                                                                 Three Months Ended March 31,
                                                               --------------------------------
                                                                     2003               2002
                                                               ------------        ------------
(Loss) earnings per share:

BASIC NET (LOSS) INCOME PER COMMON SHARE
Numerator:
       (Loss) income from continuing operations                 $  (974,470)        $   151,911

Denominator:
       Weighted average common shares outstanding                 8,224,949           8,120,406
       Effect of dilutive securities
             Conversion of preferred stock                        3,014,380           3,014,380
              Common stock equivalents from                                           1,030,965
               warrants and options
                                                               ------------        ------------
Denominator for diluted earnings per common share                11,239,329          12,165,751
                                                               ============        ============

       Basic net income (loss) per common share                 $     (0.12)        $      0.02
       Diluted net income (loss) per common share               $     (0.09)        $      0.01